Exhibit 10.58
December 29, 2008
Norb Whitlock
EVP Operations
Dear Norb,
As you know, we are behind schedule in the succession planning and transition of your operations responsibilities to other members of the ACL team. As a result, we would like to extend the timing of your letter agreement (dated May 14, 2008) by six months. This extension would allow us the benefit of your continued employment with ACL through June, 2009. During this time, we will formalize a plan with you which will provide sufficient time to effectively advance the transition of your operations duties to your successor(s). As part of this revised agreement you may earn a pro-rata portion of AIP bonus for 2009. You would be eligible for a pro-rata portion of AIP bonus if ACL meets or exceeds the 2009 AIP performance metrics and if the Board of Directors approves any such AIP payments to the employees of ACL. The pro-rated AIP payment would be made to you on or about February 2010. In addition, we would offer you a consulting agreement covering one (1) year subsequent to your retirement.
This letter does not affect the terms of the Termination Benefits Agreement, as amended.
Please note that all payments by the Company will be made in accordance with all applicable laws and regulations.
Norb, you have been a key asset to ACL and by agreeing to this proposal, you will help ensure the continuity of our Transportation business and its people. If you have any questions, please let me know.

Regards,
/s/ Rich Spriggle
Rich Spriggle
SVP Human Resources

I understand and agree to the terms stated above.

/s/ Norb Whitlock
Norb Whitlock
EVP Operations Cc: Mike Ryan, President & CEO